Exhibit 5.2

                , 2011

WireCo WorldGroup Inc.

12200 NW Ambassador Drive

Kansas City, MO 64163

Ladies and Gentlemen:

We have acted as German counsel to WireCo WorldGroup Inc., a Delaware corporation (the “Company”), and its affiliate CASAR Drahtseilwerk Saar GmbH (as further identified in Schedule 1 hereto), a limited liability company located in Germany (the “German Guarantor”) in connection with the preparation of the registration statement on Form S-4, registration number 333-174896, as amended (the “Registration Statement”), for the registration of the Company’s $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Exchange Notes”) to be offered in exchange (the “Exchange Offer”) for outstanding unregistered $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Outstanding Notes”) as authorized by the Indenture, dated as of May 19, 2010 (the “Indenture”), by and among the Company, the Guarantors (as identified in Schedule 2 hereto, the “Guarantors”) and U.S. Bank National Association as Trustee (in such capacity, the “Trustee”). The Guarantors will guarantee the Exchange Notes (the “Exchange Notes Guarantees”, and together with the Exchange Notes, the “Securities”), and the Securities are to be issued pursuant to the Indenture.

1.	Reviewed Documents

In our capacity as such counsel, we have familiarized ourselves with the actions taken by the German Guarantor in connection with the registration of the Securities. We have examined electronic or simple copies of the following documents (the “Documents”):

•	a copy of the Indenture;

•	a [draft copy] of the Registration Statement dated July [—], 2011;

•	a form of the Exchange Notes;

WireCo WorldGroup Inc. , 2011 Page 2

•	the guarantee given by the German Guarantor in the Indenture and as set forth in Article 10 thereof (the “Guarantee”);

•	an electronic copy of the current articles of association (Gesellschaftsvertrag) of the German Guarantor, last amended March 12, 2008 (the “Articles of Association”);

•	a copy of an electronic excerpt from the commercial register of the local court (Amtsgericht) in Saarbrücken relating to the German Guarantor, dated July [—], 2011;

•	an electronic copy of the list of shareholders of the German Guarantor dated August 2, 2007; and

•

electronic copies of the shareholders’ resolution of the German Guarantor dated May 3, 2010, and May 16, 2011, approving, inter alia, the entering by the German Guarantor into the Indenture and the Guarantee, and all transactions connected therewith.

The Documents are the documents which we would normally review to enable us to give this opinion. Except for the Documents, we have not examined any other documents entered into by or affecting the German Guarantor and have not made any other enquiries concerning the German Guarantor and/or other aspects material to this opinion. We have not independently verified the information contained in the Documents.

2.	Scope and Assumptions

In giving this opinion, we have assumed:

a)	the authenticity, accuracy and completeness of all Documents and the conformity to original documents of all copy documents examined by us;

b)	the full legal capacity of all individuals who have executed and delivered the Documents on behalf of the parties thereto;

c)	the genuineness of all signatures on the Documents;

d)	that the Documents submitted to us as copy, as form or draft documents or in electronic form conform to the originals and that the Documents have not been revoked, rescinded, changed, amended, otherwise altered, cancelled or terminated;

WireCo WorldGroup Inc. , 2011 Page 3

e)	that the German Guarantor has entered into its obligations under the Indenture and the Guarantee set forth in the Indenture for the purpose of carrying on its business, for its own benefit, respectively, and on arms’ length commercial terms, acted independently and in its own best interests, and that the decision of any party to enter into such agreements has not been influenced by any relevant error or other deficiency of state of mind;

f)	that the German Guarantor was conducting and has at all times conducted its business in compliance with all applicable laws, regulations and authorizations of all relevant governmental authorities in all material respects and has obtained and maintained all governmental authorizations necessary for its business;

g)	that the list of shareholders referred to above has always been and still is accurate and up-to-date and no changes in the shareholding have been made since the date of such list;

h)	that the commercial register excerpt referred to above accurately reflects all matters which require registration in the commercial register and that no entry has been made in the commercial register which is not reflected in this commercial register excerpt and no changes to the facts stated therein have occurred between the date the excerpt was issued and the date hereof;

i)	that there were no defects in the incorporation of the German Guarantor on the basis of which the German Guarantor might be dissolved (other than appearing on the face of any of the Documents);

j)	(i) that as of the date of the Indenture and as of the date hereof, no application for the commencement of bankruptcy or any other insolvency procedure (Insolvenzantrag) within the meaning of any applicable laws has been made with respect to the German Guarantor (and there are no circumstances that would require under any applicable laws, including German law, that such proceedings be initiated) and no insolvency of the German Guarantor is impending; (ii) and no decision has been made to wind-up or dissolve any of the parties to the Securities and no party is otherwise wound up under any applicable law with respect to any party to/holder of the Securities;

k)	that the German Guarantor always had and still has its effective seat (tatsächlicher Verwaltungssitz) and its centre of main interests (as such term is described in Article 3(1) of Council Regulation (EC) No. 1346/2000 of May 29, 2000 on Insolvency Proceedings) in the Federal Republic of Germany; and

l)	that, pursuant to the laws applicable to the Guarantee, the Exchange Notes and the Indenture, the Guarantee guarantees the Exchange Notes and the Exchange Notes is a “Note” within the meaning of the Indenture and the Guarantee.

WireCo WorldGroup Inc. , 2011 Page 4

We are lawyers qualified to practice law in Germany and we express no opinion as to any laws, or any matters governed by any laws, other than the laws of the Federal Republic of Germany (the “Applicable Laws”). This opinion is confined to and given on the basis of Applicable Laws as enacted and applied and as generally interpreted at the date hereof and does not relate to any tax matters. We have made no investigation of any laws of other jurisdictions as a basis for this opinion and do not express or imply any opinion thereon. We have assumed that there is nothing in the laws (including the policy) of any jurisdiction other than Germany which would affect this opinion. Without any responsibility of our part, we further assumed that the Indenture, the Guarantee an the Exchange Notes Guarantees and all its terms are in all respects legally valid and binding and are legally enforceable against the German Guarantor under any relevant jurisdiction (other than Germany).

Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and any limited enquiry undertaken by us during the preparation of this opinion letter should not be regarded as such investigation. No inference as to our having constructive knowledge of the existence or absence of such facts should be drawn merely from the fact of our representation of the Company and German Guarantor as legal counsel.

3.	Opinion

Based upon the Documents and subject to the foregoing scope and assumptions and the qualifications set out below, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and when the Registration Statement, including any amendment thereto, shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), it is our opinion that:

1.	the German Guarantor is a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of the Federal Republic of Germany, the German Guarantor has the legal capacity to enter into, deliver and perform its obligations under the Indenture, including the respective Guarantee set forth in the Indenture;

2.	the execution and performance of the Indenture, including the Guarantee set forth therein, by the German Guarantor have been duly authorized by all necessary corporate actions and/or corporate bodies of the German Guarantor;

3.	the Indenture and the Guarantee set forth therein have been duly signed on behalf of the German Guarantor;

4.	the execution of the Indenture and the Guarantee set forth therein by the German Guarantor and the performance by the German Guarantor of its obligations thereunder

WireCo WorldGroup Inc. , 2011 Page 5

will not conflict with or constitute or result in a breach or default under or result in the creation of a lien or encumbrance under or violation of any of (i) the Articles of Association or (ii) any Applicable Laws; and

5.	no consent, waiver, approval or order of any court or governmental authority of the Federal Republic of Germany is required pursuant to the Applicable Laws in connection with the German Guarantor’s execution of the Indenture and Guarantee set forth therein.

4.	Qualifications

This opinion is subject to the following qualifications:

a)	Pursuant to section 127 of the German Civil Code, telefax communications received are generally legal, valid and binding in satisfaction of a written form requirement agreed contractually between the parties. However, where written form is required by the Applicable Laws, telefax or other electronic communications may not be legal, valid and binding in all circumstances.

b)	This opinion expresses and describes German legal concepts in English terms and not in their original German terms which may not be identical in their legal meaning. Therefore, this opinion is issued and may only be relied upon under the condition that it shall be governed by, and that all words and expressions used herein shall be construed and translated in accordance with, the Applicable Laws.

c)	This opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if the Applicable Laws or the existing facts or circumstances should change.

d)	If the performance of an obligation is contrary to the exchange control regulations of a member state of the International Monetary Fund, that obligation may be unenforceable in Germany by reason of Section 2(b) of Article VIII of the International Monetary Fund Agreement.

e)	No public registries of shares in a German limited liability company (Gesellschaft mit beschränkter Haftung) exist in the Federal Republic of Germany. Under German law, neither the list of shareholders nor any other document can serve as legally conclusive evidence as to the identity of shareholders.

This opinion is rendered for your benefit in connection with the Exchange Offer. We hereby consent (i) to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the Exchange Notes” in the Prospectus that is

WireCo WorldGroup Inc. , 2011 Page 6

part of the Registration Statement; (ii) to your filing copies of this opinion as an Exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer; and (iii) to reliance by Husch Blackwell LLP, United States Counsel to the Company, in connection with its opinion to be issued in connection with the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion itself shall be governed by and construed only in accordance with German law. Any claims in connection with this claim will become time-barred after one year unless a shorter statutory period of limitations applies. The courts of Frankfurt am Main, Germany, have the exclusive jurisdiction in connection with this opinion.

Very truly yours,

Schedule 1

List of German Guarantor(s)

1.

CASAR Drahtseilwerk Saar GmbH, with its seat in Kirkel, Germany, registered with the commercial register of the local court of Saarbrücken under HRB 17125.

_ _ _ _ _

Schedule 2

Guarantors

Guarantor	Jurisdiction of Organization

WireCo WorldGroup (Cayman), Inc.	Cayman Islands

WRCA Distributor (Cayman) Ltd.	Cayman Islands

WireCo WorldGroup Sales (Cayman) Ltd.	Cayman Islands

WRCA Finance (Luxembourg) S.a´ r.l.	Luxembourg

WRCA Holdings (Luxembourg) S. a´ r.l.	Luxembourg

WRCA (Luxembourg) S.a´ r.l.	Luxembourg

WRCA Canadian Holdings (Luxembourg) S. a´ r.l.	Luxembourg

WRCA US Holdings Inc.	Delaware, USA

WRCA, LLC	Delaware, USA

1295728 Alberta ULC	Canada

Wireline Works Partnership	Canada

Casar Drahtseilwerk Saar GmbH	Germany

WireCo WorldGroup B.V. (formerly known as Phillystran Europe B.V.)	Netherlands

Oliveira Holland B.V.	Netherlands

WRCA Portugal Sociedade Unipessoal LDA	Portugal

WireCo WorldGroup Portugal Holdings SGPS, S.A.	Portugal

Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	Portugal

Albino, Maia & Santos, Limitada	Portugal

Cabos & Lingas – Sociedade Portuguesa de Comércio, Limitada	Portugal